Exhibit 99.1

PRESS RELEASE

ITRON ADOPTS NEW SHAREHOLDER RIGHTS PLAN

SPOKANE, WA. – December 16, 2002 – Itron Inc. (NASDAQ: ITRI) announced today that its board of directors has adopted a new Shareholder Rights Plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of Itron common stock. The new Shareholder Rights Plan will replace the Company’s prior plan, which expired in July of 2002. The new plan includes provisions similar to those in the prior plan. A summary of the new plan and the rights is on file with the Securities and Exchange Commission and will be mailed to registered Itron shareholders.

The rights under the new plan will be evidenced initially by each share of the company’s common stock. The rights will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of Itron’s outstanding common stock or launches or announces an intent to launch a tender or exchange offer that could result in the offeror becoming the beneficial owner of 15 percent or more of Itron’s outstanding common stock.

About Itron

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, C&I customer care and residential energy management. Itron’s website can be found at www.itron.com.